EXHIBIT (c)



                      PROXY VOTING POLICIES AND PROCEDURES

                              AS OF AUGUST OF 2003



         Ivy Asset Management Corp. (the "Adviser") provides investment advisory services to private investment funds, registered investment funds and managed accounts (each a "Client"), whose investment program primarily involves investing fund assets in private investment funds (each, a "Fund" and collectively, the "Funds"). The Adviser has authority to vote proxies relating to, or give approval/consent to amendments proposed by, such Funds.

         The Securities and Exchange Commission (the "SEC") has adopted Rule 206(4)-6 under the Investment Advisers Act. Under this rule, registered investment advisers that exercise voting authority over client securities are required to implement proxy voting policies and describe those policies to their clients.

         The Portfolio Manager is responsible for making all proxy voting decisions in accordance with these proxy voting policies and procedures (the "Policies"). The Adviser is responsible for the actual voting of all proxies in a timely manner, while the Compliance Officer is responsible for monitoring the effectiveness of the Policies. (SEE Section IV. "Procedures for Proxies".)

         The Policies attempt to generalize a complex subject. The Adviser may, from time to time, determine that it is in the best interests of its fund to depart from specific policies described herein. The rationale for any such departure will be memorialized in writing by the Compliance Officer.

         To the extent that the Adviser invests a portion of a Client account's assets in securities other than interests in Funds (I.E., publicly-traded securities), the Adviser will utilize the proxy voting policies set forth in Appendix A attached hereto. To the extent any policy in the Appendix conflicts with a specific policy herein, the policy herein will control.

I.       General Policy

         The general policy is to vote proxy proposals, amendments, consents or resolutions relating to Funds (collectively, "proxies") in a manner that serves the best interests of the fund managed by the Adviser, as determined by the Adviser in its discretion, taking into account relevant factors, including:

         - the impact on the value of the returns of the Fund;

         - the attraction of additional capital to the Fund;

         - alignment of  Management's  (as defined  below)  interests  with Fund
           Owners'  (as  defined  below)   interests,   including   establishing
           appropriate incentives for Management;

         - the costs associated with the proxy;
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         - impact on redemption or withdrawal rights;

         - the continued or increased availability of portfolio information; and

         - industry and business practices.

II.      SPECIFIC POLICIES

         A.     ROUTINE MATTERS

         Routine matters are typically proposed by Management of a company and meet the following criteria: (i) they do not measurably change the structure, management, control or operation of the Fund; (ii) they do not measurably change the terms of, or fees or expenses associated with, an investment in the Fund; and (iii) they are consistent with customary industry standards and practices, as well as the laws of the state of incorporation applicable to the Fund.

         For routine matters, the Adviser will vote in accordance with the recommendation of the Fund's management, directors, general partners, managing members or trustees (collectively, "Management"), as applicable, unless, in the Adviser's opinion, such recommendation is not in the best interests of the fund.

         The Adviser will generally vote FOR the following proposals:

               1. To change  capitalization,  including  to increase  authorized common shares or to increase authorized preferred shares as long as there are not disproportionate voting rights per preferred share.

               2. To elect or re-elect Board members.

               3. To appoint or elect auditors.

               4. To set time and location of annual meeting.

               5. To establish a master/feeder  structure  without a significant increase in fees or expenses.

               6. To change the fiscal year or term of the Fund.

               7. To change the name of a Fund.

         B.    NON-ROUTINE MATTERS

         Non-routine matters involve a variety of issues and may be proposed by Management or beneficial owners of a Fund (i.e., shareholders, members, partners, etc. (collectively, the "Owners")). These proxies may involve one or more of the following: (i) a measurable change in the structure, management, control or operation of the Fund; (ii) a measurable change in the terms of, or fees or expenses associated with, an investment in the Fund; or (iii) a change that is inconsistent with industry standards and/or the laws of the state of formation applicable to the Fund.
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               1.  STRUCTURE, MANAGEMENT AND INVESTMENT AUTHORITY

         On a CASE-BY-CASE basis, the Adviser will decide the following matters, taking into account these Policies and factors relevant to each proxy, as discussed below.

               a.   Approval or Renewal of Investment Advisory Agreements

                    i.   proposed and current fee schedules

                    ii.  performance history of the Fund

                    iii. continuation of management talent

                    iv.  alignment of interests between Management and Owners

               b.   Termination or Liquidation of the Fund

                    i.   terms of liquidation

                    ii.  past performance of the Fund

                    iii. strategies employed to save the Fund


               c.   Increases in Fees or Expenses

                    i.   comparison to industry standards

                    ii. potential impact on the value of the returns of the Fund

                    iii. retention of management talent

               2. SHARE CLASSES AND VOTING RIGHTS

               The Adviser will generally vote AGAINST the following proposals:

               a. To establish a class or classes with terms that may disadvantage other classes.

               b.   To introduce unequal voting rights.

               c. To change the amendment provisions of an entity by removing investor approval requirements.

     C. ALL OTHER MATTERS

     All other decisions regarding proxies will be determined on a case-by-case basis taking into account the general policy, as set forth above.

     D. ABSTAINING FROM VOTING OR AFFIRMATIVELY NOT VOTING

     The Adviser will abstain from voting (which generally requires submission of a proxy voting card) or affirmatively decide not to vote if the Adviser determines that abstaining or not voting is in the best interests of the fund. The Adviser is authorized to consider the best interests of its Client accounts, in the aggregate, when making the decision to abstain from voting or not to vote. In making such a determination, the Adviser will consider various factors, including, but not limited to: (i) the costs associated with exercising the proxy (E.G. translation or travel costs); and (ii) any legal restrictions on trading resulting from the exercise of a proxy. The Adviser will

                                       23
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not abstain from voting or affirmatively  decide not to vote a proxy if the fund is a plan asset fund subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended.

III.     CONFLICTS OF INTEREST

         At times, conflicts may arise between the interests of the fund, on the one hand, and the interests of the Adviser or its affiliates, on the other hand. If the Adviser determines that it has, or may be perceived to have, a conflict of interest when voting a proxy, the Adviser will address matters involving such conflicts of interest as follows:

         A. if a proposal is addressed by the specific policies herein, the Adviser will vote in accordance with such policies;

         B. if the Adviser believes it is in the best interests of the fund to depart from the specific policies provided for herein, the Adviser will be subject to the requirements of C or D below, as applicable;

         C. if the proxy proposal is (1) not addressed by the specific policies or (2) requires a case-by-case determination by the Adviser, the Adviser may vote such proxy as it determines to be in the best interests of the fund, without taking any action described in D below, provided that such vote would be against the Adviser's own interest in the matter (i.e. against the perceived or actual conflict). The Adviser will memorialize the rationale of such vote in writing; and

         D. if the proxy proposal is (1) not addressed by the specific policies or (2) requires a case-by-case determination by the Adviser, and the Adviser believes it should vote in a way that may also benefit, or be perceived to benefit, its own interest, then the Adviser must take one of the following actions in voting such proxy: (a) delegate the voting decision for such proxy proposal to an independent third party; (b) delegate the voting decision to an independent committee of partners, members, directors or other representatives of the fund, as applicable; (c) inform the investors in a fund of the conflict of interest and obtain consent (majority consent in the case of a fund) to vote the proxy as recommended by the Adviser; or (d) obtain approval of the decision from the Adviser's Compliance Officer.

IV.      PROCEDURES FOR PROXIES

         The Compliance Officer will be responsible for determining whether each proxy is for a "routine" matter or not, as described above. All proxies identified as "routine" will be voted by the Adviser in accordance with the Policies.

         Any proxies that are not clearly "routine" will be submitted to the Portfolio Manager, who will determine how to vote each such proxy by applying the Policies. Upon making a decision, the proxy will be executed and returned to the Adviser for submission to the company. Upon receipt of an executed proxy, the Adviser will update the fund's proxy voting record. The Adviser is responsible for the actual voting of all proxies in a timely manner. The Compliance Officer is responsible for monitoring the effectiveness of the Policies.
         In the event the Adviser determines that the fund should rely on the advice of an independent third party or a committee regarding the voting of a proxy, the Adviser will submit the proxy to such third party or committee for a decision. The Adviser will execute the proxy in accordance with such third party's or committee's decision.

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V.       RECORD OF PROXY VOTING

         The Adviser will maintain, or have available, written or electronic copies of each proxy statement received and of each executed proxy.

         The Adviser will also maintain records relating to each proxy, including (i) the determination as to whether the proxy was routine or not; (ii) the voting decision with regard to each proxy; and (iii) any documents created by the Portfolio Manager, or others, that were material to making the voting decision.

         The Adviser will maintain a record of each written request from an investor in a fund for proxy voting information and the Adviser's written response to any request (oral or written) from an investor in a fund for proxy voting information.

         The Adviser will maintain such records in its offices for two years and for an additional three years in an easily accessible place.

VI.      DEFINITIONS

         A. Portfolio Manager - each person or persons responsible for the management of the assets of a Client, or as otherwise determined by the Adviser.

         B. Compliance Officer - Kenneth R. Marlin, or as otherwise determined by the Adviser.

                                   APPENDIX A
                                   ----------

                      PROXY VOTING POLICIES AND PROCEDURES

                           PUBLICLY TRADED SECURITIES

I.       General Policy

         The general policy is to vote proxy proposals relating to client securities, (the "proxies"), in a manner that serves the best interests of the funds and accounts managed by the Adviser, as determined by the Adviser in its discretion, taking into account relevant factors, including, but not limited to:

o        the impact on the value of the securities;

o        the anticipated costs and benefits associated with the proposal; and

o        customary industry and business practices.

II.      SPECIFIC POLICIES

A.       ROUTINE MATTERS

         Routine matters are typically proposed by Management (as defined below) of a company and meet the following criteria: (i) they do not measurably change the structure, management, control or operation of the company; (ii) they do not measurably change the terms of, or fees or expenses associated with, an investment in the company; and (iii) they are consistent with customary industry standards and practices, as well as the laws of the state of incorporation applicable to the company.

         For routine matters, the Adviser will vote in accordance with the recommendation of the company's management, directors, general partners, managing members or trustees (collectively, the "Management"), as applicable, unless, in the Adviser's opinion, such recommendation is not in the best interests of the fund or account.

         1.       GENERAL MATTERS

         The Adviser will generally vote FOR the following proposals:

                  a.   to set time and location of annual meeting;

                  b.   to change the fiscal year of the company; and

                  c.   to change the name of a company.

         2.       BOARD MEMBERS

                  A. ELECTION OR RE-ELECTION. The Adviser will generally vote FOR Management proposals to elect or re-elect Board members.

                  B. FEES TO BOARD MEMBERS. The Adviser will generally vote for proposals to increase fees paid to Board members, unless it determines that the compensation exceeds market standards.

         3.       CAPITAL STRUCTURE

                  The Adviser will generally vote FOR proposals to change capitalization, including to increase authorized common shares or to increase authorized preferred shares, as long as the proposal does not either: (i) establish a class or classes of shares or interests with terms that may disadvantage the class held by the fund or account or
         (ii) result in disproportionate voting rights for preferred shares or other classes of shares or interests.

         4.       APPOINTMENT OF AUDITORS

                  The Adviser will generally vote FOR the approval of auditors and proposals authorizing the Board to fix auditor fees, unless:

                  a. the Adviser has serious concerns about the accounts presented or the audit procedures used; or

                  b.   the auditors are being changed without explanation.

B. NON-ROUTINE MATTERS

         Non-routine matters involve a variety of issues and may be proposed by a company's Management or beneficial owners (i.e., shareholders, members, partners, etc. (collectively, the "Owners")). These proxies may involve one or more of the following: (i) a measurable change in the structure, management, control or operation of the company; (ii) a measurable change in the terms of, or fees or expenses associated with, an investment in the company; or (iii) a change that is inconsistent with industry standards and/or the laws of the state of incorporation applicable to the company.

         1.       BOARD MEMBERS

                  A. TERM LIMITS. The Adviser will generally vote for proposals to require a reasonable retirement age (E.G., 72) for Board members, and will vote on a case-by-case basis on proposals to attempt to limit tenure.

                  B. REPLACEMENT. The Adviser will generally vote AGAINST proposals that make it more difficult to replace Board members, including the following proposals:

                  (1)  to stagger the Board;

                  (2)  to overweight company Management on the Board;

                  (3) to introduce cumulative voting (cumulative voting allows the Owners to "stack" votes behind one or a few individuals for a position on the Board, thereby giving minority Owners a greater chance of electing the Board member(s));

                  (4)  to introduce unequal voting rights;

                  (5)  to create supermajority voting; or

                  (6)  to establish pre-emptive rights.

                  C. LIABILITY AND INDEMNIFICATION. In order to promote accountability, the Adviser will generally vote AGAINST proposals to limit the personal liability of Board members for any breach of fiduciary duty or failure to act in good faith.

                  D. OWNERSHIP ISSUES. The Adviser will generally vote for proposals that require Management to own a minimum interest in the company. The purpose of this policy is to encourage the alignment of Management's interests with the interests of the company's Owners. However, the Adviser will generally vote AGAINST proposals for stock options or other compensation that grant an ownership interest for Management if such proposals offer greater than [15%] of the outstanding securities of a company because such options may dilute the voting rights of other Owners of the company.

         2. COMPENSATION, FEES AND EXPENSES

                  In general, the Adviser will vote AGAINST proposals to increase compensation, fees or expenses applicable to the company's Owners, unless the Adviser determines that the benefits resulting to the company and its Owners justifies the increased compensation, fees or expenses.

         3.       VOTING RIGHTS

                  The  Adviser  will   generally   vote  AGAINST  the  following
                  proposals:

                  a. to introduce unequal voting or dividend rights among the classes;

                  b. to change the amendment provisions of a company's charter documents by removing Owner approval requirements;

                  c. to require supermajority (2/3) approval for votes rather than a simple majority (1/2);

                  d.   to restrict the Owners' right to act by written  consent;
                       or

                  e. to restrict the Owners' right to call meetings, propose amendments to the articles of incorporation or other governing documents of the company or nominate Board members;

                  The Adviser will generally vote FOR proposals that eliminate any of the foregoing rights or requirements.


         4.       TAKEOVER DEFENSES AND RELATED ACTIONS

                  The Adviser will generally vote AGAINST any proposal to create any plan or procedure designed primarily to discourage a takeover or other similar action, including "poison pills". Examples of "poison pills" include:

                  a. large increases in the amount of stock authorized but not issued;

                  b. blank check preferred stock (stock with a fixed dividend and a preferential claim on company assets relative to common shares, the terms of which are set by the Board at a future date without further action by the Owners);

                  c. compensation that would act to reward Management as a result of a takeover attempt, whether successful or not, such as revaluing purchase price of stock options, or "golden parachutes";

                  d. fixed price amendments that require a certain price to be offered to all Owners based on a fixed formula; and

                  e.   greenmail   provisions  that  allow  a  company  to  make
                       payments to a bidder in order to persuade the bidder to abandon its takeover plans.

                  The Adviser will generally vote FOR proposals that eliminate any of the foregoing rights or requirements, as well as proposals to:

                  a. require that golden parachutes or golden handcuffs be submitted for ratification by the Owners; and

                  b. to opt out of state anti-takeover laws deemed by the Adviser to be detrimental.

                  The Adviser will generally vote on a CASE-BY-CASE basis regarding other proposals that may be used to prevent takeovers, such as the establishment of employee stock purchase or ownership plans.

         5.       REINCORPORATION

                  The Adviser will generally vote FOR a change in the state of incorporation if the change is for valid business reasons (such as reincorporating in the same state as the headquarters of the controlling company).

         6.       DEBT ISSUANCE AND PLEDGING OF ASSETS FOR DEBT

                  The Adviser will generally vote proxies relating to the issuance of debt, the pledging of assets for debt, and an increase in borrowing powers on a CASE-BY-CASE basis, taking into consideration relevant factors, including, for example:

                  a.  the  potential  increase  in  the  company's   outstanding
         interests or shares, if any (e.g., convertible bonds); and

                  b. the potential increase in the company's capital, if any, over the current outstanding capital.

         7.       MERGERS OR ACQUISITIONS

                  The Adviser will vote proxies relating to mergers or acquisitions on a CASE-BY-CASE basis, but will generally vote FOR any proposals that the Adviser believes will offer fair value to its clients.

         8.       TERMINATION OR LIQUIDATION OF THE COMPANY

                  The Adviser will vote proxies  relating to the  termination or
         liquidation  of  a  company  on  a  CASE-BY-CASE   basis,  taking  into
         consideration one or more of the following factors:

                  a.   terms of liquidation;

                  b.   past performance of the company; and

                  c.   strategies employed to save the company.

         9.       SOCIAL & ENVIRONMENTAL ISSUES AND CORPORATE RESPONSIBILITY

                  The Adviser will vote proxies relating to social and environmental issues on a CASE-BY-CASE basis, but will generally vote for any proposals that will reduce discrimination and pollution, improve protections to minorities and disadvantaged classes, and increase conservation of resources and wildlife.

                  The Adviser will generally vote AGAINST any proposals that place arbitrary restrictions on the company's ability to invest, market, enter into contractual arrangements or conduct other activities. The Adviser will also generally vote AGAINST proposals:

                  a.   to bar or restrict charitable contributions; or

                  b.   to limit corporate political activities.

         10.      ALL OTHER MATTERS

                  All other decisions regarding proxies will be determined on a CASE-BY-CASE basis taking into account the general policy, as set forth above.